Exhibit 10.89

CONFIDENTIAL AGREEMENT AND GENERAL RELEASE

Reference is hereby made to that certain employment agreement between Joseph Drake and Lions Gate Films, Inc. dated September 10, 2007 (“Employment Agreement”).

In reference to the Employment Agreement, LIONS GATE ENTERTAINMENT INC., its parents, affiliates and subsidiaries (collectively referred to as “Company”) and Joseph Drake, his heirs, executors, administrators, successors, and assigns (collectively referred to as “Employee”), agree that:

1.Except as expressly set forth herein, Employee’s Employment Agreement with Company shall terminate for all purposes (including without limitation the Lions Gate Incentive Savings Plan), as of April 30, 2012 (the “Separation Date”). Company and Employee agree to so terminate Employee’s Employment Agreement pursuant to Section 8.a.v. of the Employment Agreement and under the terms of this Confidential Agreement and General Release (“Agreement”). Upon full execution of this Agreement by both parties, Company shall have no further obligations, other than those set forth in Section 2 below, to Employee under the Employment Agreement including the payment of a bonus of any kind.
2.    Consideration. In consideration for signing this Agreement and compliance with the promises made herein, Company agrees to the following:

a.	Company shall pay the following severance amounts to Employee:

i.
FOUR HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($425,000), less lawful and customary deductions, due to Employee pursuant to Section 8.b.i. of the Employment Agreement. Said payment shall be made within ten (10) business days after the date that Company receives this executed Agreement from Employee.

ii.
TWO MILLION DOLLARS ($2,000,000), less lawful and customary deductions, in connection with Hunger Games and in lieu of any other bonus amount due to Employee pursuant to the Employment Agreement or otherwise. Said payment shall be made at the same time as the payment in Section 2.a.i. above. Employee agrees that he shall not be due any other bonus payment from Company following such payment unless otherwise set forth in this Section 2.a..

iii.
A ONE MILLION DOLLAR ($1,000,000) advance, less lawful and customary deductions, against the Box Office Bonuses set forth below, payable in four (4) equal installments on each of June 1, 2012, September 1, 2012, December 1, 2012 and March 1, 2013.

Employee shall receive the following payments (“Box Office Bonuses”) for Catching Fire and each of the first and second Mockingjay films (each a “Qualifying Picture”) if any of such pictures are produced and distributed.

If any of the Qualifying Pictures achieve an actual box office of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) or more as reported in Daily Variety (or if there is no Daily Variety then another comparable publication) based upon its theatrical release in the U.S. and Canada,, Employee shall receive a Box Office Bonus payment of FIVE HUNDRED THOUSAND DOLLARS ($500,000), less lawful and customary deductions.

If any of the Qualifying Pictures achieve an actual box office of THREE HUNDRED MILLION DOLLARS ($300,000,000) or more based upon its theatrical release in the U.S. and Canada, Employee shall receive an additional Box Office Bonus payment of FIVE HUNDRED THOUSAND DOLLARS ($500,000), less lawful and customary deductions. Any Box Office Bonus payments shall be made as soon as practicable after the Qualifying Picture’s achievement of the required actual box office and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).

After the release of the final picture in the Hunger Games franchise (as determined by Company in its sole and reasonable discretion), if the aggregate Box Office Bonuses do not equal $1,000,000, Employee shall repay the Company the difference between $1,000,000 and the aggregate amount of Box Office Bonuses.

b.
Employee acknowledges that he shall have the option to convert and continue Employee’s health insurance after the Separation Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended. If Employee opts to so convert and continue Employee's health insurance, Company shall for eighteen (18) months pay the monthly premiums for said converted and continued health insurance that it paid for Employee's health insurance at the time Employee's employment with Company terminated. Except as provided in this Agreement (and as controlled by COBRA), from and after the Separation Date, Employee shall not be entitled to participate in or accrue any other payments or benefits under any employee benefit plan of Company.

c.
All restricted share units granted pursuant to the Restricted Share Unit Award Agreements dated as of August 6, 2009 and June 27, 2011, to the extent outstanding and unvested as of the Separation Date, shall accelerate and immediately become fully vested upon execution of this Agreement by Employee and approval of the Lions Gate Entertainment Corp. Compensation Committee.

3.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive the benefits specified in Section 2 above except for his execution of this Agreement and the fulfillment of the promises contained herein.
4.    General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Released

Parties”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Company or the other Released Parties as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law);

•	California Family Rights Act – Cal. Govt. Code § 12945.2 et seq.;

•	California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.;

•	California Unruh Civil Rights Act, including California’s Sexual Orientation Bias Law – Civ. Code § 51 et seq.;

•	California AIDS Testing and Confidentiality Law – Cal. Health & Safety Code §120980 et seq.;

•	California Confidentiality of Medical Information – Cal. Civ. Code §56 et seq.;

•	California Smokers’ Rights Law;

•	California Parental Leave Law – Cal. Lab. Code §230.7 et seq.;

•	California Apprenticeship Program Bias Law – Cal. Lab. Code §3070 et seq.;

•	California Wage Payment Act, as amended;

•	California Equal Pay Law – Cal. Lab. Code §1197.5 et seq.;

•	California Whistleblower Protection Law – Cal. Lab. Code § 1102.5(a) to (c);

•	California Military Personnel Bias Law – Cal. Mil. & Vet. Code §394 et seq.;

•	California Family and Medical Leave – Cal. Lab. Code §233;

•	California Electronic Monitoring of Employees – Cal. Lab. Code §435 et seq.;

•	The California Occupational Safety and Health Act, as amended, California Labor Code §6300 et seq., and any applicable regulations thereunder;

•	California Consumer Reports: Discrimination Law – Cal. Civ. Code §1786.10 et seq.;

•	California Political Activities of Employees Act – Cal. Lab. Code §1101 et seq.;

•	California Domestic Violence Victim Employment Leave Act – Cal. Lab. Code §230.1;

•	California Voting Leave Law – Cal. Elec. Code §14000 et seq.;

•	California Court Leave Law – Cal. Lab. Code §230;

•	Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance §45.80 et seq.;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	United States and California Constitutions;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
5.    Waiver of California Civil Code section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and Employee does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of Company and the other Released Parties, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claim or claims. Employee warrants he has read this Agreement, including this waiver of California Civil Code section 1542, and that he has consulted counsel or has had the opportunity to consult counsel about this Agreement and specifically about the waiver of section 1542, and that Employee understands this Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement. Employee acknowledges Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement or with regard to any facts now unknown to Employee relating to those matters.
6.    Affirmations. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Company in any forum or form. Employee further affirms that he has been paid or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, vacation pay-outs, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or the California Family Rights Act.
7.    Non-Disparagement. For a period of five (5) years following the Separation Date, the Employee shall not directly or indirectly, publicly or privately, make, publish, solicit or encourage others to defame, disparage or demean the Company or the other Released Parties or any of their stockholders, officers, directors, employees, affiliates, Subsidiaries or any of their respective products, services or businesses.
8.    Return of Property. Employee has returned or will return to the Human Resources department within ten (10) days following execution of this Agreement any and all Company information and property including without limitation the following: door and/or file keys, access cards, computers, reports, data, plans, projects, files, memoranda and records and software; credit cards, safe combinations; computer access codes; disks and instructional or personnel manuals; and other physical or personal property which Employee received or prepared or helped to prepare in connection with Employee's employment with Company. Employee warrants and represents that Employee has not retained and will not retain any copies, duplicates, reproductions or excerpts of such Company information and property.
9.    Confidentiality. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to his spouse, tax advisor, an attorney with whom Employee chooses to consult regarding his consideration of this Agreement, or as required by law. Without limiting the generality of the foregoing, Employee will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Agreement. Without limiting the generality of the foregoing, Employee specifically agrees that Employee shall not disclose information regarding this Agreement to any current or former employee of Released Parties. Employee hereby agrees that disclosure by Employee of any of the terms and conditions of the Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement. Employee acknowledges that during his employment with the Company, its parents, affiliates, or subsidiaries, Employee has had access to information concerning the operation of Company and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by Company and regularly used in the operation of Company’s business and (to the extent that such confidential information is not subsequently disclosed) that this information constitutes Company’s trade secrets. Employee agrees not to disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, at any time after his employment with Company. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following his employment with Company. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of Company that are not trade secrets after Employee’s employment, including the specifics of any employment agreements between Employee and Company. Employee shall not use any such confidential information in connection with any other employment and/or business. Employee shall never reveal any such confidential information without Company's prior written consent or court order. In addition, in order to protect any such confidential information, Employee agrees that for a period of one (1) year following the Separation Date, Employee will not, directly or indirectly, induce or entice any other executive of the Company to leave such employment or cause anyone else to leave such employment.
10.    Cooperation. Following the Separation Date, Employee will not be required to perform any services for Company except: (a) as is necessary to cooperate with and assist Company as reasonably requested in the orderly transition of duties, including but not limited to, answering Company's questions on an ongoing basis as Company may reasonably require; and (b) to assist and cooperate (including, but not limited to, testifying or providing information to Company) in the investigation and handling of any actual or threatened court action, arbitration or other proceeding involving any matter that arose during the period of Employee's employment
11.    Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of California without regard to its conflict of laws provision. In the event the Employee or Company breaches any provision of this Agreement, Employee and Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
12.    Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by Company or the other Released Parties of any liability or unlawful conduct of any kind.
13.    Employees with Employment Contracts: Employee agrees that the Employment Agreement is null and void as of the Separation Date as a result of signing this Agreement, except that Sections 10-17 of the Employment Agreement shall survive as well as the agreements set forth in Section

25 of this Agreement.
14.    Amendment. This Agreement may not be modified, altered or changed except upon express written agreement of both parties wherein specific reference is made to this Agreement.
15.    Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to the Human Resources department and state, “I hereby revoke my acceptance of our Confidential Agreement and General Release.” The revocation must be personally delivered to the Human Resources department, or mailed to the Human Resources department and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired and a fully executed copy of this Agreement has been received by the Human Resources department. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
16.    Enforcement. In the event of a party’s material breach of this Agreement, the non-breaching party may initiate action seeking any and all appropriate sanctions, damages, and remedies, including, but not limited to, injunctive or other equitable relief, damages, attorneys’ fees, costs and interest. In any such action, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees.
17.    Construction.  In the event of vagueness or ambiguity, this Agreement shall not be construed against the party preparing it, but shall be construed as if all parties prepared it jointly.
18.    Succession.  This Agreement shall inure to the benefit of and be binding upon Employee and his heirs, executors, administrators, successors, and assigns. This Agreement shall inure to the benefit of Company and the other Released Parties and be binding upon Company and its successors and assigns.
19.    No Assignment.  Employee warrants and represents that he has not assigned or transferred or purported to assign or transfer to any person or entity all or any part of any interest in any claim released under this Agreement.  Employee also warrants and represents there are no liens against any of the settlement proceeds described in this Agreement.
20.    Counterparts.  This Agreement may be executed in counterparts and shall be deemed fully executed when each party has signed and transmitted a counterpart to the other.  All counterparts taken together shall constitute a single agreement.  A facsimile signature shall have the some force and effect of an original signature.
21.    Federal Worker Adjustment and Retraining Notification Act. Any payment of severance or benefits under this Agreement is intended to satisfy, where applicable, the Company’s obligations, if any, under the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law) (collectively, “WARN”). As such, should the Company be deemed to hold any obligations to you under WARN, the severance or benefits paid under this Agreement shall be deemed reduced on a dollar-for-dollar basis by any payments required to be made to you under WARN and those amounts reduced shall be deemed to have been made in lieu of notice under WARN.  This will not affect the amount of the payments you receive from the Company.
22.    Knowing Waiver of Age Discrimination Claims.  By entering into this Agreement, Employee knowingly and voluntarily waives and releases the Released Parties from any claims for age discrimination under the Age Discrimination in Employment Act and the California Fair Employment and Housing Act. Employee also acknowledges that he has been informed pursuant to the Federal Older Workers Benefit Protection Act of 1990 that:

a.	he has the right to consult with an attorney before signing this Agreement;

b.
he does not waive rights or claims under the federal Age Discrimination in Employment Act or age discrimination claims under the California Fair Employment and Housing Act that may arise after the date this waiver is executed;

c.	he has forty-five (45) days from the date he receives this Agreement to consider this Agreement;

d.	he has seven (7) days after signing this Agreement to revoke the Agreement and the Agreement will not be effective until that revocation period has expired.
23.    Knowing and Voluntary Agreement.  By signing this Agreement, Employee acknowledges that he has been advised in writing to seek the advice of an attorney regarding this Agreement, he has been given adequate time to review this Agreement, he has read this entire Agreement, he fully understands its purpose, and that he is voluntarily entering into this Agreement with the intent to be legally bound by its terms.
24.    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Company to Employee except in connection with any confidentiality agreements that Employee has executed and/or that are that are contained in the Company Handbook, which each shall survive. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.
EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE BENEFITS IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST COMPANY OR THE OTHER RELEASED PARTIES.

25.    Binding Arbitration. Employee and Company agree that any and all claims or controversies whatsoever arising hereunder or relating to this Agreement or Employee’s employment shall be settled by final and binding arbitration pursuant to the rules and procedures of JAMS in Los Angeles, California. Such arbitration proceeding shall be treated pursuant to the Federal Arbitration Act and/or California Civil Procedure Code, Sections 1281 et seq. The arbitration will be conducted before an arbitrator who is a member of the JAMS Panel. If the parties are unable to agree upon the arbitrator, each shall select one arbitrator from the JAMS panel, who shall jointly select a third arbitrator from the JAMS panel. The three arbitrators shall preside over the case. The arbitrator(s) shall have a business office in or be a resident of Los Angeles County, California. The arbitrator(s) will have jurisdiction to determine the arbitrability of any claim. The arbitrator(s) will not have the right to add to, subtract from or modify any of the terms of this Agreement, nor the power to reverse or modify any decision reserved to Company. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief and ancillary costs and fees) available under state and Federal law. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Discovery shall be in accordance with the California Arbitration Act.
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

LIONS GATE ENTERTAINMENT INC.
/s/ Joseph Drake		By:	/s/ Wayne Levin
JOSEPH DRAKE
Date:	April 27, 2012	Date: